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You're invited to join an exclusive community investing in blue-chip art.

- Invest in multimillion-dollar paintings
- Attractive historical price appreciation
- Buy and sell shares on secondary market
- Receive proceeds when the painting sells

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TOP 50 STARTUPS LinkedIn | A+ rating



Banksy
BUY SHARES
'The rich have got much richer': why art sale prices are going through the roof
Portfolio
$286,687.50
WSJ
Art Is Among the Hottest Markets on Earth

Forbes | CNBC | CNN | The New York Times | WSJ | yahoo! | TC

Track record

- **Banksy** — Annualized Net Return 32.0% (378 days held)
- **George Condo** — Annualized Net Return 39.3% (532 days held)
- **Albert Oehlen** — Annualized Net Return 36.2% (354 days held)
- **Cecily Brown** — Annualized Net Return 27.3% (604 days held)
- **Claude Monet** — Annualized Net Return 9.2% (631 days held)
- **Sam Gilliam** — Annualized Net Return 33.1% (791 days held)
- **George Condo** — Annualized Net Return 21.5% (638 days held)

The annualized internal rate of return net of all fees and costs, calculated from the closing date of the primary offering to the date the sale is consummated. IRR may not be indicative of Masterworks paintings not yet sold and past performance is not indicative of future results.

Strong appreciation over the last 25+ years

See how Contemporary Art performance compares to other major asset classes.

Contemporary Art	S&P 500	Real Estate	Gold
13.8%	10.2%	8.9%	7.2%

Comparison of Performance (1995-2021)



Index (1995=1)
30
25
20
15
10
5
0

Reflects value-weighted price appreciation for all Contemporary Art (works produced after 1945) sold at least twice at public auction. There are significant differences between art investments and stocks. See important disclosures

Art still performs in high inflationary periods

Contemporary Art has demonstrated strong appreciation in high inflation periods, like right now.

Average appreciation in high inflationary periods



15.0%
12.0%
9.0%
6.0%
3.0%
0.0%
13.5%
5.5%
3.9%
3.2%
0.5%
Contemporary Art
S&P 500
Emerging Market Equities
Gold
US Corporate Bonds

Reflects value-weighted price appreciation for all Contemporary Art (works produced after 1945) sold at least twice at public auction. There are significant differences between art investments and stocks. See important disclosures

Invest in paintings by some of the most popular artists

Artist	Years	Median Artist Appreciation Rate	Comments	Likes
Banksy	(b. 1974)	13.96%	132	99
Jean-Michel Basquiat	(1960–1988)	18.09%	132	99
Andy Warhol	(1928–1987)	10.57%	211	132
Pablo Picasso	(1881–1973)	7.62%	104	183
Kaws	(b. 1974)	40.29%	178	204
Keith Haring	(1958–1990)	13.72%	211	132
Mark Rothko	(1903–1970)	13.64%	183	145
Yayoi Kusama	(b. 1929)	25.07%	81	142

Based on public auction sales data for the period from the earliest time such data is available until June 30, 2022.

How It Works

Masterworks is the first platform for buying and selling shares representing an investment in iconic artworks. Build a diversified portfolio of expertly-vetted works curated by our industry-leading research team.

We Find Iconic Artists
We determine which artist markets have the most momentum

We Purchase the Art
We review thousands of examples of paintings and buy less than 5% of what we're offered

We Securitize the Artwork
We file an offering circular with the SEC allowing anyone to invest

Sell Your Shares
You have the option to sell your shares in our secondary market, or wait until the painting sells

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Press Coverage


Masterworks on 'Mad Money' with Jim Cramer


Masterworks raises $110M to sell fractional shares of physical art — not NFTs


Masterworks makes investing in artwork affordable


Where do you put your money in a bear market? Try wine, art and baseball cards


Art Is Among the Hottest Markets on Earth


Masterworks: The platform that allows nearly anyone to invest in multimillion-dollar art


Art values are booming as New York auctions make billions of dollars in sales

FAQ

- How does Masterworks choose which paintings to purchase? +
- How are Masterworks single-artwork investments structured? +
- What happens when a painting is sold? +
- How often will new paintings be introduced? +
- How can I learn more about a particular offering? +
- What are the risks of investing in these offerings? +
- Who can help answer my questions? +
- How are my shares taxed? +
- Can I invest if I reside outside of the United States? +

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